INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use {incorporation by reference} in this Registration Statement of Pro Travel Network, Inc., on Form SB-2 of our report dated October 26, 2005 for Pro Travel Network, Inc. We also consent to the reference to us under the heading “Experts” in this registration statement.

Malone & Bailey, PC

www.malone-bailey.com

Houston, Texas

February 28, 2006